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                                 SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a- 6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to (S) 240.14a-12

                         PENNZOIL-QUAKER STATE COMPANY
                          ----------------------------
               (Name of Registrant as Specified In Its  Charter)
                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing  Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transactions:
    (5)  Total fee paid.

_____
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:
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March 25, 2002

Dear Fellow Employee,

Today we are making a joint announcement with Shell Oil Products U.S. that we have entered into a definitive agreement under which Shell Oil Products U.S. will acquire Pennzoil-Quaker State Company at a price of $22.00 per share in cash.

This transaction will make the newly combined company the global leader in the lubricants and car care industry. The all cash price includes a 51% premium to Pennzoil-Quaker State Company shareholders.

We expect this transaction to close in the second half of 2002, following shareholder and regulatory reviews and approvals. The headquarters of the combined entity will remain in Houston.

My emotions are mixed as we embark on this new direction for Pennzoil-Quaker State Company. Since my first day on the job here, I have been deeply engaged in, excited by and committed to working with all of you to build our company to its full potential. However, I firmly believe that this transaction represents the best course of action for Pennzoil-Quaker State Company and all of its constituencies, including shareholders, customers, distributors, suppliers, franchisees and employees. The combined entity will be able to deliver an even larger vision in a much shorter timeframe.

Throughout our negotiations, Shell Oil Products U.S. has expressed a high regard for the skills this organization has built up over the last several years. There will be tremendous growth opportunity for Pennzoil-Quaker State Company employees in the newly combined company. That opportunity will come through performance demonstrated in the past as well as during this crucial transitional period. It is now more important than ever that we deliver on our targets and plans. As such, it is critical that we carry through on schedule with the 2002 Human Resources Plan Process, including performance appraisals and merit increases.

I know that you will have many questions about this transaction and at this point I do not have a lot of
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answers. However, Shell Oil Products U.S. has a strong record of dealing fairly with employees and you can expect that this will continue. To talk about this, I will hold a special Town Hall tomorrow, March 26, in the Wortham Center Brown Theater at 9 a.m.

I believe that this is an exceptional transaction and a unique opportunity to maximize the value of our company. I look forward to working closely with you and with the people of Shell Oil Products U.S. to achieve a timely completion of this transaction and smooth operational integration.

Jim

          IMPORTANT LEGAL INFORMATION: Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pennzoil-Quaker State Company and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pennzoil-Quaker State Company, at the SEC's web site at www.sec.gov. The proxy statement, and other documents filed with the SEC by Pennzoil-Quaker State Company, may also be obtained for free by directing a request to Pennzoil-Quaker State Company at 700 Milam, Houston, Texas, 77002. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pennzoil-Quaker State Company's stockholders to approve the transaction at the following address: 700 Milam, Houston, Texas, 77002.

          CAUTION CONCERNING FORWARDING-LOOKING STATEMENTS: This document contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction, future financial and operating results and benefits of the pending merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure to obtain certain regulatory approvals; actions of the U.S., foreign and local governments; failure of the requisite number of Pennzoil-Quaker State Company stockholders to approve the proposed transaction; the inability to successfully integrate the businesses of Shell Oil Company and Pennzoil-Quaker State Company; the costs related to the merger; the inability to achieve cost-cutting synergies resulting from the merger; changing consumer or marketplace trends; the general economic environment; potential or actual litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory factors affecting businesses generally. More detailed information about certain risk factors is set forth in the Form 20-F filed by Royal Dutch Petroleum Company and
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The Shell Transport and Trading Company and the Form 10-K filed by Pennzoil-
Quaker State Company, and other documents filed with or furnished to the SEC by Royal Dutch Petroleum Company and The Shell Transport and Trading Company and Pennzoil-Quaker State Company. Pennzoil-Quaker State Company is under no obligation to (and it expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.